As filed with the Securities and Exchange Commission on April 4, 1996
                                                   Registration No. 333-0000000






                            SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C.  20549


                                         FORM S-3
                 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                     NUI CORPORATION
                  (Exact name of registrant as specified in its charter)

               New Jersey                             22-1869941
          (State or other jurisdiction of            (I.R.S. employer
           incorporation or organization)            identification no.)

          550 Route 202-206, Box 760           James R. Van Horn, General
          Bedminster, New Jersey  07921-0760   Counsel and Secretary
          (908)  781-0500                      550 Route 202-206, Box 760
                                               Bedminster, New Jersey 07921-0760
                                              (908)  781-0500
          (Address, including zip code, and    (Address, including zip code, and
          telephone number including area       telephone including area code,
          code,of Registrant's principal        of agent for service)
          executive office)


                   The Commission is requested to send copies of all orders,
                                communications and notices to:

                  John T. Hood, Esq.           Michael F. Cusick, Esq.
                  Reid & Priest LLP        Winthrop, Stimson, Putnam & Roberts
                 40 West 57th Street            One Battery Park Plaza
              New York, New York  10019-4097  New York, New York  10004-1490


            Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
            If the only securities being registered in this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ____.
            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ____.
            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ____.
            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ____.
            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box ____.



                                CALCULATION OF REGISTRATION FEE
                                                Proposed   Proposed
                                                maximum    maximum
      Title of each class of   Amount to    offering   aggregate    Amount of
      securities to be         be           price      offering     registration
      registered               registered   per        price(1)     fee
                                            share(1)

      Common Stock, No Par     2,000,000    $18.6875   $37,375,000  $12,888
      Value                    Shares

      Series A Junior
      Participating            2,000,000    3/4        3/4          3/4
      Preferred Stock          Rights(2)
      Purchase Rights

    (1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average high and low prices of the registrant's Common Stock as reported on the New York Stock Exchange on April 1, 1996.
    (2)     Since no separate consideration is paid for the Series A
            Junior Participating Preferred Stock Purchase Rights (the "Rights"), the registration fee for such securities is included in the fee for the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.


            The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


          SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED APRIL 4, 1996

                                     1,800,000 Shares
                                     NUI CORPORATION
                                       Common Stock
                                      (No par value)


            NUI Corporation (the "Company") is offering hereby 1,800,000 shares of its common stock, no par value (the "Common Stock") and the appurtenant Preferred Stock Purchase Rights (together with the 1,800,000 shares of Common Stock, the "Shares"). The Common Stock is listed and traded on the New York Stock Exchange under the symbol NUI. On April 3, 1996, the closing sale price for the Common Stock on the New York Stock Exchange was $20.00 per share.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             Price to           Underwriting       Proceeds to
                             Public             Discount(1)        Company(2)
          Per Share         $                  $                  $
          Total(3)              $                  $                 $

        (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
       (2) Before deducting expenses payable by the Company, estimated at $165,000.
       (3) The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 200,000 additional shares of Common Stock (the "Additional Shares") from the Company, on the same terms, solely to cover over-allotments, if any. If all of the Additional Shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $________, $________ and $________, respectively.  See "Underwriting".


            The Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares will be made in New York, New York, on or about _________________, 1996.


       Merrill Lynch & Co.
                              Dean Witter Reynolds Inc.
                                                                 Edward Jones


                   The date of this Prospectus is                     , 1996.

            Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there by any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

          IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY OR ANY OTHER SECURITIES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                                AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, Suite 1300, New York, New York, 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed for trading on the New York Stock Exchange (the "NYSE"). Reports, proxy and information statements, and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

            The Company has filed a Registration Statement on Form S-3 (herein, together with all exhibits and amendments thereto, called the "Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.




                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents heretofore filed by the Company with the SEC are hereby incorporated by reference in this Prospectus:


            1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995;

            2. The Company's Quarterly Report on Form 10-Q for the quarter ended
               December 31, 1995;

            3. The Company's Current Reports on Form 8-K dated October 24, 1995 and December 1, 1995; and

            4. The Company's Registration Statement on Form 8-A dated December 1, 1995.

            All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus; provided, however, that all documents so filed in each fiscal year during which the offering made by this Prospectus is in effect shall not be incorporated by reference or be a part hereof from and after the date of filing of the Company's Annual Report on Form 10-K for such fiscal year.

            Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Request for such documents should be addressed to NUI Corporation, 550 Route 202-206, Box 760, Bedminster, New Jersey 07921-0760, Attention:
          Corporate Secretary, telephone number (908) 781-0500. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in any or all documents which have been or may be incorporated in this Prospectus by reference.

            No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

            Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus.



                                    PROSPECTUS SUMMARY

            The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and by information appearing in the documents incorporated herein by reference and, therefore, should be read together therewith.


          The Offering

          Company                                          NUI Corporation

          Common Stock Offered (excluding the Additional
          Shares)                                          1,800,000 shares

          Common Stock Outstanding on March 31, 1996       9,199,586 shares

          Common Stock Closing Price Range per Share       $14.625 - $20.00
            (April 1, 1995 through April 3, 1996)

          Common Stock Closing Price on April 3, 1996      $20.00

          NYSE Symbol                                      NUI
                                                           $0.90
          Indicated Annual Dividend Per Share              $0.90

          Use of Proceeds                                  To repay
                                                           indebtedness and
                                                           for general
                                                           corporate purposes.
                                                           See "Use of
                                                           Proceeds".


                           Summary Consolidated Financial Data
                 (Dollar amounts in thousands, except per share amounts)





                         Twelve           Fiscal Years Ended
                         Months Ended       September 30,
                         December 31,
                          1995(1)
                        (Unaudited)      1995(2)    1994(3)(4)    1993


    Income statement
     data:
       Operating          $395,242      $376,445    $405,240    $367,456
        revenues

       Operating           156,328       153,266     144,646     135,861
        margins

       Operations and       89,702        90,523      90,904     80,865
        maintenance
        expenses

       Operating            26,932        23,859      25,840     26,724
        income

       Net income            7,986         5,517      10,780     13,810

       Net income,         $12,634       $11,074      $9,586    $13,810
        excluding non-
        recurring items

       Weighted           9,154,788    9,152,837   8,617,790   8,124,065
        average number
        of shares of
        Common Stock
        outstanding

      Net income per     $0.87         $0.60       $1.25       $1.70
       share of Common
       Stock

     Net income per     $1.38         $1.21       $1.11       $1.70
       share of Common
       Stock,
       excluding
       non-recurring
       items

     Dividends paid     $0.90         $0.90       $1.60       $1.59
       per share of
       Common Stock

          (1) Net income and net income per share for the twelve months ended December 31, 1995 reflect restructuring and other non-recurring charges amounting to $7.1 million ($4.6 million after tax), or $0.51 per share.
          (2) Net income and net income per share for fiscal 1995 reflect restructuring and other non-recurring charges amounting to $8.6 million ($5.6 million after tax), or $0.61 per share.
          (3) Net income and net income per share for fiscal 1994 reflect the reversal of $1.8 million of income tax reserves and restructuring and other non-recurring charges amounting to
              $0.9 million ($0.6 million after tax).  The effect of these items increased net income by $1.2 million, or $0.14 per share.
          (4) Fiscal 1994 reflects the merger of Pennsylvania & Southern Gas
              Company into the Company as of April 19, 1994, which was
              accounted for as a purchase in accordance with generally
             accepted accounting principles.



                                     December 31, 1995 (unaudited)

                                        Actual        As Adjusted(5)

                                    Amount   Percent  Amount    Percent

          Balance sheet data:
          Total assets             $639,346           $639,346
                                    =======
          Capital lease             10,890              10,890
          obligations
          Current portion of
          long-term debt and         1,646
          capital lease
          obligations
          Notes payable to banks    58,221
          Capitalization
            Common shareholders'   $145,454  40%
             equity
            Long-term debt         222,017   60%
                                   -------
            Total capitalization   $367,471  100%
                                    =======  ===


            proceeds from the sale of the Shares (excluding the Additional Shares), estimated at $___ million. The as adjusted information does not reflect the anticipated issuance later in fiscal year 1996 of,and use of net proceeds from, the anticipated sale in fiscal 1996 of $39 million of tax exempt bonds.








                                           MAP

                        [Map of Registrant's utility operations.]



                                     THE COMPANY

          General

            The Company is engaged primarily in the sale and transportation of natural gas. The Company serves more than 354,000 utility customers in six states through its Northern and Southern operating divisions. The Northern Division operates in New Jersey as Elizabethtown Gas Company. The Southern Division was formed effective April 1, 1995 through the consolidation of the Company's City Gas Company of Florida and Pennsylvania & Southern Gas Company ("PSGS") operations. PSGS, which operated as North Carolina Gas Service, Elkton Gas Service (Maryland), Valley Cities Gas Service (Pennsylvania) and Waverly Gas Service (New York), was acquired by the Company on April 19, 1994 in exchange for 683,443 shares of common stock (the "PSGS Merger"). The transaction was valued at approximately $17 million. Upon consummation of the PSGS Merger, the Company's principal operating utility, Elizabethtown Gas Company, was merged with and into the Company. The PSGS Merger was accounted for as a purchase in accordance with generally accepted accounting principles, and the results of operations of PSGS have been consolidated with those of the Company as of April 19, 1994.

            In addition to its gas distribution operations, the Company provides gas sales and related services through its Natural Gas Services, Inc. subsidiary, and bill processing and related customer services for utilities and municipalities through its Utility Billing Services, Inc. subsidiary.

            The principal executive offices of the Company are located at 550 Route 202-206, Box 760, Bedminster, New Jersey 07921-0760, telephone
          (908) 781-0500.

          Territory and Customers Served

            Of the more than 354,000 customers served by the Company, approximately 67% are in New Jersey and 33% are in the Southern Division states. Approximately 54% of the Company's customers are residential and commercial customers that purchase gas primarily for space heating. The Company's operating revenues for fiscal 1995 amounted to $376.4 million, of which approximately 76% was generated in New Jersey, and 24% was generated by operations in the Southern Division states. Gas volumes sold or transported in fiscal 1995 amounted to 85.9 million Mcf (thousand cubic feet) of gas, of which approximately 80% was sold or transported in New Jersey, and 20% was sold or transported in the Southern Division states.

            Northern Division

            The Company, through its Northern Division, provides gas service to approximately 237,000 customers in franchised territories within seven counties, or portions thereof, in central and northwestern New Jersey.
           The Northern Division's 1,300 square-mile service territory has a total population of approximately 950,000. Most of the Northern Division's customers are located in densely-populated central New Jersey, where increases in the number of customers are primarily from conversions to gas heating from alternative forms of heating. The Northern Division's tariff contains a weather normalization clause that is designed to help stabilize the Company's margins by increasing amounts charged to customers when weather has been warmer than normal and decreasing amounts charged when weather has been colder than normal.

            Effective January 1, 1995, the New Jersey Board of Public Utilities (the "NJBPU") authorized new tariffs which are designed to provide for the unbundling of natural gas transportation and sales service to commercial and industrial customers. As of September 30, 1995, 165 commercial sales customers had transferred to transportation service under the new tariff. The Company's industrial customers also have the ability to switch to transportation service and purchase their gas from other suppliers. The rate charged to transportation customers is less than the rate charged to firm industrial and commercial sales customers because the transportation customer rate does not include any cost of gas component. However, the operating margins from both rates are substantially the same.

            Despite the transfers to transportation service, the number of commercial customers increased during fiscal 1995 reflecting the Company's marketing emphasis on commercial conversions. In fiscal 1995, 35 schools and 588 businesses, which are subject to New Jersey legislation requiring the registration, systematic testing and monitoring of underground fuel oil and propane storage tanks, converted to gas heating systems or switched from interruptible service to commercial firm service. In addition, changing economic conditions, coupled with environmental concerns and legislation, are creating a market for natural gas for large commercial air conditioning units and compressed natural gas fleet vehicles. The Company also has an economic development program to help spur economic growth and jobs creation which provides grants and reduced rates for qualifying businesses that start up, relocate or expand within designated areas.

            In order to maximize the Company's gas supply portfolio, in fiscal 1995 the Company began selling available gas supply and excess interstate pipeline capacity to third party customers and other gas service companies. The price of gas sold to these customers is not regulated by the NJBPU, and the NJBPU has authorized that 20% of the margins realized from these sales be retained by the Company.

            Southern Division

            City Gas Company of Florida ("CGF"). CGF is the second largest natural gas utility in Florida, supplying gas to over 95,000 customers in Dade and Broward Counties in south Florida, and in Brevard and St. Lucie Counties on the central eastern coast of Florida. CGF's service areas cover approximately 850 square miles and have a population of approximately 500,000. During fiscal 1995, CGF sold approximately 9.0 million Mcf of gas as follows: 22% sold to residential customers, 63% sold to commercial and industrial customers and 15% transported to commercial and industrial customers.

            CGF's residential customers purchase gas primarily for water heating, clothes drying and cooking. Some customers, principally in Brevard County, also purchase gas to provide space heating during the relatively mild winter season. The growth in the average number of customers from fiscal 1993 to fiscal 1995 primarily reflects new construction. CGF's commercial business consists primarily of schools, businesses and public facilities, of which the number of customers tends to increase concurrently with the continuing growth in population within its service areas. CGF's industrial customers and certain commercial customers are served under tariffs applicable to "interruptible" customers.

            North Carolina Gas Service ("NCGS"). The Company, through NCGS, provides gas service to approximately 12,600 customers in Rockingham and Stokes Counties in North Carolina, which territories comprise approximately 560 square miles. During fiscal 1995, NCGS sold or transported approximately 3.8 million Mcf of gas as follows: 20% sold to residential customers, 13% sold to commercial customers, 43% sold to industrial customers and 24% transported to commercial and industrial customers. NCGS's tariff contains a weather normalization clause, similar to that described under "Northern Division".

            Elkton Gas Service ("Elkton"). The Company, through Elkton, provides gas service to approximately 3,200 customers in franchised territories comprising approximately 14 square miles within Cecil County, Maryland. During fiscal 1995, Elkton sold approximately 512,000 Mcf of gas as follows: 34% sold to residential customers, 34% sold to commercial customers and 32% sold to industrial customers.

            Valley Cities Gas Service ("VCGS") and Waverly Gas Service ("WGS"). VCGS and WGS provide gas service to approximately 5,700 customers in franchised territories comprising 104 square miles within Bradford County, Pennsylvania and the Village of Waverly, New York and surrounding areas, respectively. During fiscal 1995, VCGS and WGS sold or transported approximately 3.7 million Mcf of gas as follows:
          14% sold to residential customers, 7% sold to commercial customers, 6% sold to industrial customers and 73% transported to commercial and industrial customers.

          Restructuring and Other Non-Recurring Charges

            In fiscal 1995, the Company incurred approximately $8.6 million of non-recurring charges for, among other things, a workforce reduction program, achieved largely through an early retirement program, and the consolidation of its Florida and PSGS operations. The Company's workforce was reduced by 9% during fiscal 1995.

                                   USE OF PROCEEDS

            The net proceeds to the Company (excluding the Additional Shares)
          from the sale of the Shares are estimated to be $        million.  The
          net proceeds will be used for repaying a portion of the Company's long-term and short-term indebtedness and for other general corporate purposes.



                          COMMON STOCK DIVIDENDS AND PRICE RANGE

            The Common Stock is listed on the NYSE and is traded under the symbol "NUI". The following table sets forth, for the fiscal periods indicated, the dividends declared and the high and low closing prices per share of Common Stock, as reported by the NYSE:
                                                      Price Range
          Fiscal Years Ended             Quarterly    High         Low
          September 30                   Cash
                                         Dividends
          1994:
          First Quarter ...............  $0.40        $29.00       $25.25
          Second Quarter ..............   0.40         28.75        24.125
          Third Quarter ...............   0.40         24.50        21.00
          Fourth Quarter ..............   0.40         22.75        17.75

          1995:
          First Quarter ...............  $0.225       $18.375      $13.50
          Second Quarter ..............   0.225        16.50        14.25
          Third Quarter ...............   0.225        17.50        14.625
          Fourth Quarter ..............   0.225        16.875       14.875

          1996:
          First Quarter ...............  $0.225       $17.75       $15.75
          Second Quarter ..............   0.225        19.25        17.125

            The closing sale price of the Common Stock on April 3, 1996, on the NYSE was $20.00 per share.

            There were 7,009 shareholders of record of Common Stock at March 31, 1996.

            It is the Company's intent to continue to pay quarterly dividends in the foreseeable future. However, the Company's dividend policy is reviewed on an ongoing basis and is dependent upon the Company's earnings performance, expectations regarding future earnings, cash flow, financial condition and capital requirements, and other factors.

            The Company's long-term debt agreements include, among other things, restrictions as to the payment of cash dividends. Under the most restrictive of those provisions, as of December 31, 1995, the Company would have been permitted to pay $22 million of cash dividends.


                            DESCRIPTION OF CAPITAL STOCK

          Authorized Capital Stock

            The Company is authorized to issue up to 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock (the "Preferred Stock").


          Common Stock

            Each share of Common Stock is entitled to one vote on matters to be voted upon by the shareholders and is not entitled to cumulative voting rights in the election of directors. Under the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the affirmative vote of the holders of at least 75% of all the then-outstanding shares of voting stock, voting as a single class, are required to alter, amend or repeal the provisions of the Certificate of Incorporation (or any provision of the By-Laws of the Company (the "By-Laws") which is to the same effect) relating to rights, preferences and limitations of each class of common and preferred stock; the number, classification, election or removal of directors; action taken by the Company's shareholders; the calling of special meetings of shareholders; limited liability and indemnification rights of directors and officers of the Company; and amendment of the Certificate of Incorporation. In the case of liquidation, dissolution or winding up of the Company's affairs, whether voluntary or involuntary, all assets remaining after payment of creditors and holders of all classes and series of Preferred Stock (if any are outstanding) are required to be divided among the holders of the Common Stock in proportion to their holdings. The holders of shares of Common Stock do not have preemptive, redemption or conversion rights. Dividends on the Common Stock may, by action of the Board, be declared and paid from time to time as permitted by law.

          Transfer Agent and Registrar

            As of May 1, 1996, First Chicago Trust Company of New York will become the Transfer Agent and Registrar for the Common Stock.

          Preferred Stock

            The Board is authorized to provide for the issuance of shares of Preferred Stock, in one or more series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as are stated in the resolution adopted by the Board providing for the issuance of such series and as permitted by New Jersey law.


          Certain Anti-Takeover Effects

            The Certificate of Incorporation and By-Laws provide that the Board shall be divided into three classes with directors in each class serving three-year terms. Approximately one-third of the Board will be elected each year. The classification of the Board pursuant to the By-Laws may delay shareholders from removing a majority of the Board for two years, unless removal for cause can be established and the required 75% vote for removal can be obtained, as provided in the Certificate of Incorporation. Because the existence of a classified board may operate to delay a potential purchaser's ability to obtain control of the Board in a relatively short period of time, a classified Board may have the effect of discouraging attempts to acquire significant minority positions with the intent of obtaining control of the Company by electing a slate of directors. Also, because neither the New Jersey Business Corporation Act nor the Certificate of Incorporation requires cumulative voting, a purchaser of a block of Common Stock constituting less than a majority of the outstanding shares will have no assurance of proportional representation on the Board.

            The Certificate of Incorporation also provides that directors may be removed only for cause and only by the affirmative vote of holders of at least 75% of the outstanding shares of voting stock, voting as a single class, and that shareholder action can be taken only at an annual or special meeting of shareholders, and prohibits shareholder action in lieu of a meeting unless such action is by unanimous written consent. The Certificate of Incorporation and the By-Laws provide that, subject to the rights of any holders of any series of Preferred Stock, special meetings of shareholders can only be called pursuant to a resolution adopted by a majority of the authorized directors of the Company.

            As described above, the Board is authorized to provide for the issuance of shares of Preferred Stock, in one or more series, and to fix by resolution of the Board, and to the extent permitted by New Jersey law, the terms and conditions of each such series. The authorized shares of Preferred Stock, as well as shares of Common Stock, are available for issuance without further action by the shareholders, unless such action is required by applicable law or the rules of the NYSE. Although the Board has no present intention of doing so, other than as discussed below under "Preferred Stock Purchase Rights," it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt by including class voting rights that would enable the holders thereof to block such a transaction. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company, its then existing shareholders and its other statutory constituencies.

            These provisions could impede the completion of a merger, tender offer, acquisition or other transaction that some or a majority of the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their stock over the then market price of such stock.


          Preferred Stock Purchase Rights

            Reference is made to the Rights Agreement, dated as of November 28, 1995 (the "Rights Agreement"), between the Company and Mellon Securities Trust Company, as Rights Agent, filed with the SEC. The following statements are qualified in their entirety by such reference.

            The Company has adopted a shareholder rights plan pursuant to which holders of Common Stock outstanding at the close of business on December 8, 1995 or issued thereafter are granted one preferred share purchase right (the "Right") on each outstanding share of Common Stock. The description and terms of the Rights are set forth in the Rights Agreement. Certain of the capitalized terms used in the following description have the meanings set forth in the Rights Agreement.

            Each Right, initially evidenced by and traded with shares of Common Stock, entitles the registered holder to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, no par value (the "Preferred Shares"), at a purchase price of $50, subject to adjustment in certain circumstances, regulatory approval and other specified conditions. The Rights will separate from the Common Stock and will be exercisable only if a person or group acquires 15% or more of the outstanding Common Stock or announces a tender offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the Common Stock.

            If any person or group acquires 15% or more of the outstanding Common Stock (other than an acquisition pursuant to an offer for all outstanding shares of Common Stock at a price and on terms which the majority of the independent Directors of the Company determine to be fair to, and otherwise in the best interest of, the stockholders), each Right will entitle its holder (other than such person or members of such group), subject to regulatory approval and other specified conditions, to purchase that number of shares of Common Stock (or, in certain circumstances, cash property or other securities of the Company) having a value of twice the Right's exercise price. In lieu of requesting payment of the Purchase Price upon exercise of the Right following any such event, the Company may provide that each Right be exchanged for one share of Common Stock.

            In addition, in the event that, at any time following the date when any person or group acquires 15% or more of the outstanding Common Stock, (i) the Company engages in a merger or consolidation in which the Company is not the surviving corporation, (ii) the Company engages in a merger or consolidation with another person in which the Company is the surviving corporation, but in which all or part of its Common Stock is changed or exchanged, or (iii) 50% or more of the Company's assets or earning power is sold or transferred (except with respect to clauses (i) and (ii), a merger or consolidation (a) which follows an offer described in the preceding paragraph and (b) in which the amount and form of consideration is the same as was paid in such offer), proper provision will be made so that each Right would thereafter entitle its holder to purchase that number of the acquiring company's common shares having a value at that time of twice the Right's exercise price.


            At any time prior to the earlier of (i) the date on which an event described in the second preceding paragraph occurs and (ii) November 28, 2005, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right, payable in cash or securities or both. The Rights will expire on November 28, 2005.

            The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company.

                                    UNDERWRITING

            The Underwriters named below (the "Underwriters"), acting through their Representatives, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Dean Witter Reynolds Inc., and Edward Jones, have severally agreed, subject to the terms and conditions of the Purchase Agreement with the Company, to purchase from the Company the number of Shares set forth below opposite their respective names. The Underwriters are committed to purchase all such Shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased.

                                                                  Number of
                      Underwriter                                  Shares

          Merrill Lynch, Pierce Fenner & Smith Incorporated.
          Dean Witter Reynolds Inc
          Edward Jones



               Total                                             1,800,000
                                                                 =========

            The Representatives of the Underwriters have advised the Company that they propose initially to offer the shares to the public at the Price to Public set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $
          per share.  The Underwriters may allow, and such dealers may reallow,
          a discount not in excess of $    per share on sales to certain other
          dealers. After the initial public offering, such concession and discount may be changed.

            The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase severally up to 200,000 additional Shares, solely for the purpose of covering over-allotments, if any, at the Price to Public less the Underwriting Discount set forth on the cover page of this Prospectus.
           To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of additional Shares that the number of Shares to be purchased by it, as shown in the foregoing table, bears to the 1,800,000 Shares offered hereby.


            The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

                                 VALIDITY OF SHARES

            The validity of the Shares will be passed upon for the Company by James R. Van Horn, Esq., Bedminster, New Jersey, General Counsel and Secretary of the Company, and Reid & Priest LLP, New York, New York, special counsel to the Company. The validity of the Shares will be passed upon for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Reid & Priest LLP and Winthrop, Stimson, Putnam & Roberts may rely on the opinion of James R. Van Horn, Esq. as to legal matters arising under New Jersey law.

                                       EXPERTS

            The Company's audited Consolidated Financial Statements and audited Summary Consolidated Financial Data incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereon, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.


          No dealer, salesman or other
          person has been authorized to
          give any information or to
          make any representations other
          than those contained in this
          Prospectus in connection with
          the offer contained in this
          Prospectus, and, if given or
          made, such information or
          representations must not be
          relied upon as having been
          authorized by the Company or
          the Underwriters.  Neither the
          delivery of this Prospectus
          nor any sale made hereunder
          shall, under any circumstances,
          create any implication that
          there has been no change in the
          affairs of the Company since the
          date as of which information is
          given in this Prospectus.  This
          Prospectus does not constitute an
          offer or solicitation by anyone
          in any jurisdiction in which such
          offer or solicitation is not
          authorized or in which the person
          making such offer or solicitation
          is not qualified to do so or to
          anyone to whom it is unlawful to
          make such offer or solicitation.

                  TABLE OF CONTENTS


                                  Page
          Available Information
          Incorporation of
          Certain Documents
            by Reference
          Prospectus Summary
          Map
          The Company
          Use of Proceeds
          Common Stock Dividends
            and Price Range
          Description of
            Capital Stock
          Underwriting
          Validity of Shares
          Experts











                1,800,000 Shares





                      NUI
                  CORPORATION





                  Common Stock








                   PROSPECTUS








              Merrill Lynch & Co.
           Dean Witter Reynolds Inc.
                  Edward Jones



               ____________, 1996


                                       PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

          Item 14.  Other Expenses of Issuance and Distribution.*

            Securities and Exchange Commission Registration Fee       $ 12,888
            Qualification under blue sky laws                            6,000
            Printing and engraving expenses                             35,000
            Stock exchange listing fees                                  7,000
            Transfer Agents' and Registrars' charges                     1,000
            Counsel fees                                                70,000
            Accountants' fee                                            25,000
            Miscellaneous expenses                                       8,112
                                                                       -------
               Total                                                 $ 165,000
                                                                       =======
          -----------
          * All amounts other than the Securities and Exchange Commission registration fee are estimated.

          Item 15.  Indemnification of Directors and Officers.

            Article X of the Certificate of Incorporation reads as follows:

               "(a) A Director or officer of the Company shall not be
            personally liable to the Company or its Shareholders for monetary damages for breach of fiduciary duty as Director or officer, as the case may be, except to the extent that such exemption from liability or limitation of liability is not permitted under the New Jersey Business Corporation Act as currently in effect or as subsequently amended. No amendment to or repeal of this Article X and no amendment to or repeal or termination of effectiveness of any law permitting the exemption from or limitation of liability provided for in this Article X shall apply to or have any effect on the liability or alleged liability of any Director or officer for or with respect to any acts or omissions of that director or officer occurring prior to such amendment, repeal or termination of effectiveness.

               (b)(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigate (hereinafter a "proceeding"), by reason of the fact that such person or anyone for whom such person is the legal representative, is or was a Director or officer of the Company or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the New Jersey Business Corporation Act or any other law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such


            amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this paragraph (b), the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the New Jersey Business Corporation Act requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer of the Company (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced unless it shall ultimately be determined that such Director or officer is entitled to be indemnified under this Section or otherwise. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of Directors and officers.

               (2) Right of Claimant to Bring Suit. If a claim under subparagraph (b)(1) is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or part, the claimant shall be entitled to be paid also the expense (including, without limitation, reasonable attorney fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the New Jersey Business Corporation Act for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its Shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the New Jersey Business Corporation Act nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its Shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

               (3) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of Shareholders or disinterested Directors or otherwise.

               (4) Insurance. The Company may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the New Jersey Business Corporation Act."

            Pursuant to New Jersey Business Corporation Act, Section 14A:3-5, a New Jersey corporation may indemnify its directors, officers, employees or agents in their capacities as such, or when serving as such for any other enterprise at the request of the corporation (each such person a "Corporate Agent"), against expenses and liabilities in connection with any proceedings. Good faith and a reasonable belief that the conduct was in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, no reasonable cause to believe that the conduct was unlawful, must be found by a majority vote of a quorum of disinterested directors, by independent legal counsel in a written opinion or by the shareholders. In proceedings by or in the right of the corporation, a Corporate Agent, when the above standards of conduct are found as set forth in the previous sentence, may be indemnified for expenses. However, if the court judges a Corporate Agent liable to the corporation, no indemnification shall be provided except as the court deems proper. A Corporate Agent must be indemnified against expenses by the corporation to the extent such Corporate Agent has been successful on the merits or otherwise in a proceeding arising out of such Corporate Agent's duties. A corporation may pay the expenses incurred by a Corporate Agent in advance of final disposition of the proceeding if such payments are authorized by the board of directors of the corporation upon the receipt of an undertaking by or on behalf of such Corporate Agent to repay such amount if it shall be ultimately determined that such Corporate Agent is not entitled to indemnification under Section 14A:3-5 of the New Jersey Business Corporation Act.

            The Purchase Agreement contains provisions for indemnification by the Underwriters of the Company and directors and officers against certain liabilities.

            The Registrant has insurance policies covering certain of its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses. In addition, the Registrant carries liability insurance on behalf of its directors and officers against expenses incurred in any proceeding and any liabilities asserted against them by reason of their being or having been a director or officer.


          Item 16.  Exhibits.

       Exhibit
       No.          Description                          Reference

       1            Form of Purchase Agreement           To be filed by
                                                         amendment

       4(i)         Amended and Restated Certificate     Incorporated by
                    of Incorporation, amended and        reference to Exhibit
                    restated as of December 1, 1995      3(i) of Registrant's
                                                         Annual Report on
                                                         Form 10-K for Fiscal
                                                         1995

       4(ii)        By-Laws, amended and restated as     Incorporated by
                    of October 24, 1995                  reference to Exhibit
                                                         3(ii) of
                                                         Registrant's Annual
                                                         Report on Form 10-K
                                                         for Fiscal 1995

       4(iii)       Rights Agreement, dated as of        Incorporated by
                    November 28, 1995, between the       reference to Exhibit
                    Company and Mellon Securities        10.1 of Registrant's
                    Trust Company, as Rights Agent       Current Report on
                                                         Form 8-K, filed
                                                         December 1, 1995

       5(i)         Opinion of James R. Van Horn,        Filed herewith
                    Esq.

       5(ii)        Opinion of Reid & Priest LLP         Filed herewith

       23(i)        Consent of James R. Van Horn,        Filed herewith
                    Esq.                                 (contained in
                                                         Exhibit 5(i))

       23(ii)       Consent of Reid & Priest LLP         Filed herewith
                                                         (contained in
                                                         Exhibit 5(ii))

       23(iii)      Consent of Arthur Andersen LLP       Filed herewith

       24           Power of Attorney                    Filed herewith (see
                                                         Page II-7)


          Item 17.  Undertakings.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

            The undersigned Registrant hereby undertakes that:

            (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                     SIGNATURES

            Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bedminster, State of New Jersey, on the 4th day of April, 1996.

                                     NUI CORPORATION



                                    By: /s/ John Kean, Jr.

                                        John Kean, Jr., President


                                  POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Kean, Jr. and James R. Van Horn and each of them severally his or her true and lawful attorneys-in-fact and agents, with full power and authority, including power of substitution and resubstitution, and in his or her name, place and stead in any and all capacities, separately to execute in the name of each such person, and to file, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, any and all amendments (including post-effective amendments) to this Registration Statement as such attorneys-in-fact and agents, or their respective substitutes or any of them separately, executing such amendments deem necessary or advisable to enable NUI Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, granting to said attorneys-in-fact, agents and substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, and does hereby ratify and confirm all that such attorneys-in-fact, agents or substitutes or any of them separately, may lawfully do or cause to be done by virtue thereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                Title                   Date




           /s/ John Kean,Jr.         President, Chief       April 4, 1996
              John Kean, Jr.         Executive Officer and
                                     Director (Principal
                                     executive officer)

          /s/ John Kean              Chairman and Director  April 4, 1996
              John Kean

          /s/ Stephen M.Liaskos      Controller (Principal   April 4, 1996
             Stephen M. Liaskos      financial and
                                     accounting officer)

          /s/ Calvin R.Carver        Director                April 4, 1996
             Calvin R. Carver

          /s/ Vera King Farris       Director               April 4, 1996
             Vera King Farris

          James J. Forese            Director

          /s/ Bernard S. Lee         Director                April 4, 1996
           Bernard S. Lee

          /s/ R. Van Whisnand        Director               April 4, 1996
             R. Van Whisnand


          /s/ John Winthrop         Director                April 4, 1996
            John Winthrop







                       APPENDIX TO ELECTRONIC FORMAT DOCUMENT




               A map of the eastern portion of the United States will be set forth in the section of the Prospectus titled "MAP". Such map will depict the states along the eastern coast of the United States and certain states contiguous thereto and identify the states in which Waverly Gas Service, Valley Cities Gas Service, Elizabethtown Gas Company, Elkton Gas Service, North Carolina Gas Service and City Gas Company of Florida operate.